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                                                                      Exhibit 99

                   WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                          FORM 10-QSB MARCH 31, 1997


Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended March 31, 1997:

          Net income                                                   $ 58,000
          Add:  Depreciation charged to income not
                affecting cash available for distribution                12,000
                Minimum lease payments received, net of interest
                income earned, on leases accounted for under the
                financing method                                          9,000

          Less: Other noncash item                                       (7,000)
                Cash to reserves                                        (72,000)
                                                                       ---------

                Cash Available for Distribution                        $      0
                                                                       =========


     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 1997:


              Entity Receiving                  Form of
                Compensation                 Compensation               Amount
              ----------------          ------------------------       --------
              Winthrop
              Management                Property Management Fees       $  1,000

              WFC Realty Co., Inc.
              (Initial Limited Partner) Interest in Cash Available     $      -
                                        for Distribution



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